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                                                                     Exhibit 4.2


                               TREX COMPANY, INC.
                      1999 Stock Option and Incentive Plan
                      Non-Incentive Stock Option Agreement


Grant Date:                             Stock Option Exercise Price:
Last Date to Exercise:



Number of Shares of Common Stock
Covered by Grant of Options:

We are pleased to inform you that the Board of Directors has granted you an option to purchase Trex Company, Inc. common stock. Your grant has been made under the Company's 1999 Stock Option and Incentive Plan (the "Plan"), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

                                This stock option grant has been executed
                                and delivered as of             on
                                                    -----------
                                behalf of Trex Company, Inc.


                                -----------------------------------------
                                Robert G. Matheny
                                President

ACCEPTED AND AGREED TO:


----------------------
    Employee Name

          This is not a stock certificate or a negotiable instrument. Transferable only pursuant to Section 11.2 of the Plan.

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1. Vesting:
Subject to the terms of the Plan, the Option becomes vested as to 25% of the shares of Stock purchasable pursuant to the Option on the first anniversary of the date of grant of the Option, if Optionee has been providing services to the Company or a Subsidiary continuously from the Optionee's date of grant to the first anniversary of the date of grant (the "Anniversary Date") and, so long as continuous provision of services has not been interrupted, the Option becomes vested as to an additional 25% of the shares of Stock subject to the Option on each of the next three (3) Anniversary Dates.

2. Exercise:
You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the last Date to Exercise, or such earlier date following your death, disability or your ceasing to provide services as described below under "Service Requirements." The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

3. Service Requirements:
If your services terminate, all further vesting of shares under this grant stops, and all unvested shares are canceled. You will have ninety (90) days after your provision of services ceases to exercise your vested options (unless your services are terminated for "Cause"), and in the event of your death or permanent and total disability you or your estate will have a period of one year to exercise any options, whether or not any such option was otherwise exercisable at the time of your death or permanent and total disability. Your Option will terminate upon termination of your services for "Cause." Cause means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between Optionee and the Company or any of its Affiliates. If the Company enters into a transaction which would result in the Plan being terminated in accordance with Section 18.2 of the Plan, the Option may be exercised, in whole or in part, during the fifteen-day period occurring before such termination as the Board in its sole discretion shall determine and designate, and in any event immediately before the occurrence of such termination, whether or not such Option was otherwise exercisable at the time such termination occurs, such exercise being contingent on the transaction occurring.

4. Taxes and Withholding:
This Option shall not constitute an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company, a Subsidiary or an Affiliate.

5. Transferability:
The Option may be transferred in a manner consistent with Section 11.2 of the Plan.

6. Non-Competition With the Company:

   Covenants of the Optionee. By accepting the benefits of this Agreement, the Optionee acknowledges that (i) the principal business of the Company is the manufacturing and sale of wood-plastic composite lumber (the "Present Business"); (ii) the Optionee constitutes one of a limited number of persons who have developed the Present Business; (iii) the Optionee's work for the Company has given and will continue to give the Optionee access to the confidential affairs and proprietary information of the Company not readily available to the public; and (iv) the agreements and covenants of the Optionee contained in this
Section 6 are essential to the business and goodwill of the Company. Accordingly, in consideration of the benefits being provided by this Agreement, the Optionee is subject to the agreements and covenants set forth in this
Section 6.

   Covenant Against Competition. While the Optionee is employed by the Company and for a period of one (1) year after the termination of the Optionee's employment with the Company for any reason (such period commencing on the date hereof is hereinafter referred to as the "Restricted Period"), the Optionee shall not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which engages in (A) the Present

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Business, or (B) any other principal line of business developed by the Company after the date hereof but prior to the date of termination of Optionee's employment with the Company (a "New Business") in any state of the United States and Canada; provided, however, that the Optionee may own, directly or indirectly, solely as an investment, securities of any business, firm, corporation, partnership or other entity which are traded on any national securities exchange or the Nasdaq National Market if the Optionee (A) is not a controlling person of, or a member of a group which controls, such entity and
(B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

   Confidential Information. From and after the date of this Agreement, the Optionee shall not at any time, directly or indirectly, disclose to any person, business, firm, corporation, partnership or other entity any confidential or proprietary information concerning the Company, its business, its suppliers or its customers. All information, whether written or otherwise, regarding the Company's business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, systems, operating procedures, prospective and executed contracts and other business arrangements, and sources of supply are presumed to be confidential information of the Company for purposes of this Agreement. The Optionee shall return to the Company all books, records, lists and other written, typed or printed materials, whether furnished by the Company or prepared by the Optionee, which contain any information relating to the Company, its business, its suppliers or its customers, promptly upon termination of the Optionee's service with the Company, and the Optionee shall neither make nor retain any copies of such material without the prior written consent of the Company.

   Cumulative Provisions. The covenants and agreements contained in this Section 6 are independent of each other and are cumulative.

   Acknowledgments. By accepting the benefits this Agreement, the Optionee acknowledges the broad scope of the covenants contained in this Section 6, but agrees that such covenants are reasonable in light of the scope of the Optionee's duties and knowledge of the Company. The Optionee further acknowledges and agrees that the covenants contained in this Section 6 do not unreasonably restrict his employment opportunities or unduly burden or deprive the Optionee of a means of earning a livelihood.

   Remedies for Breach. By accepting the benefits of this Agreement, the Optionee acknowledges and agrees that his obligations to the Company are unique and that any breach or threatened breach of such obligations may result in irreparable harm and substantial damages to the Company. Accordingly, in the event of a breach or threatened breach by the Optionee of any of the provisions of this Section 6, the Company shall have the right, in addition to exercising any other remedies at law or equity which may be available to it under this Agreement or otherwise, to obtain ex parte, preliminary, interlocutory,
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temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction, to prevent the Optionee from violating such provision or provisions or to prevent the continuance of any violation thereof, together with an award or judgment for any
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and all damages, losses, liabilities, expenses and costs incurred by the Company as a result of such breach or threatened breach including, but not limited to, attorneys' fees incurred by the Company in connection with, or as a result of, the enforcement of these covenants. The Optionee expressly waives any requirement based on any statute, rule or procedure or other source that the Company post a bond as a condition of obtaining any of the above-described remedies. In addition to the foregoing remedies, if the Optionee should take actions in competition with the Company, as specified in this Section 6, the Company shall have the right to cause a forfeiture of the rights of the Optionee, including, but not limited to, the right to cause the Optionee to forfeit: (i) any outstanding Option, and (ii) any gain recognized by the Optionee upon the exercise of an Option during the period commencing twelve (12) months prior to the Optionee's termination of employment or other relationship with the Company due to taking actions in competition with the Company and ending twelve (12) months following such termination of employment or other relationship.

   Divisibility. By accepting the benefits of this Agreement, the Optionee agrees that the provisions of this Section 6 are divisible and separable so that if any provision or provisions hereof shall be held to be unreasonable, unlawful or unenforceable, such holding shall not impair the remaining provisions hereof. If any provision hereof is held to be unreasonable, unlawful or unenforceable in duration, geographical scope or character of restriction by any court of competent jurisdiction, such provision shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by law, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

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   Definition of the Company. For the purposes of this Section 6 only, any reference to the "Company" shall be deemed to include the Company, any division, affiliate or subsidiary of the Company and any and all subsidiaries, divisions or affiliates acquired or formed by any of such entities after the date hereof.

   Non-Integration. The provisions of this Section 6 shall be independent of any similar provisions contained in any employment agreement, stock option agreement or other agreement between an Optionee and the Company.

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